Exhibit 10.1
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT is entered into this 3rd day of April, 2009 by and among ANS Investments LLC , a Delaware limited liability company (“ANS”), Jonah M. Meer, an individual residing at 1488 East 27th Street, Brooklyn, N.Y. 11210 (“Meer”), and Magellan Petroleum Corporation, a Delaware corporation (the “Company”). ANS and Meer are sometimes hereinafter referred to collectively as the “ANS Parties.”
Recitals:
     A. The ANS Parties own, beneficially and of record, an aggregate of 668,985 shares (the “ANS Shares”) of the common stock, par value $.01 per share (“Common Stock”) of the Company, 84,500 shares of which are owned of record by Meer and 584,485 shares of which are owned of record or beneficially by ANS.
     B. By letter dated March 6, 2008, the ANS Parties made a written demand to inspect the Company’s shareholder lists and certain books and records (the “Section 220 Demand”) pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”).
     C. In response to the Section 220 Demand, the Company provided certain shareholder lists to the ANS Parties and produced certain documents.
     D. The ANS Parties have given notice to the Company of ANS’ intention to (a) nominate Meer for election (the “Contested Election”) as a member of the Company’s Board of Directors (the “Board”) in opposition to the Company’s director nominee, William H. Hastings (“Hastings”), in connection with the Company’s planned 2008 Annual Meeting of Shareholders (the “Annual Meeting”) and (b) bring before the Company’s shareholders the other business and proposals (the “Other ANS Proposals”) described in the ANS Proxy Statement (as defined below).
     E. The ANS Parties are currently engaged, or intend to engage, in a solicitation of proxies from the Company’s shareholders with respect to the matters described in the immediately preceding recital.
     F. The ANS Parties have made a number of filings with the U.S. Securities and Exchange Commission (“SEC”) in connection with such solicitation and the Contested Election, including the ANS Parties’ revised preliminary proxy materials, filed with the SEC on October 27, 2008 (the “ANS Proxy Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     G. The Company has entered into a Securities Purchase Agreement with Young Energy Prize S.A., a Luxembourg corporation (“YEP”), dated as of February 9, 2009 (the “YEP Purchase Agreement”) pursuant to which YEP has agreed to purchase, 8,695,652 shares of the Company’s Common Stock at a purchase price of $1.15 per share, or an aggregate of $10 million (the “YEP Equity Financing Transaction”).

     H. The Company filed its preliminary proxy materials with the SEC on February 11, 2009 and plans to conduct the 2008 Annual Meeting in the near future.
     I. The Board has determined that that it is in the best interests of the Company and its shareholders to enter into this Agreement to avoid the expense and disruption of the Contested Election and to facilitate the prompt completion of the YEP Equity Financing Transaction.
     J. Without admitting any of the matters asserted by any of the parties hereto, the ANS Parties, YEP and the Company wish to resolve the Contested Election and all other related matters in dispute between them without further expense or resort to litigation.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the undersigned parties to this Agreement do hereby agree and undertake to settle the Contested Election and all other related disputes as follows:
ARTICLE I
COVENANTS AND AGREEMENTS OF THE ANS PARTIES
     1.1 Withdrawal of Section 220 Demand. The ANS Parties hereby irrevocably withdraw the Section 220 Demand.
     1.2 Termination of Contested Election. The ANS Parties shall immediately cease, and shall cause their Affiliates and Associates (as defined in the Exchange Act) to cease, any and all solicitation efforts with respect to the Contested Election.
     1.3 Withdrawal of Nomination and Other Proposals. The ANS Parties hereby irrevocably withdraw (a) the nomination of Meer for election as a member of the Company’s Board of Directors and the related advance notice submissions tendered to the Company on September 11, 2008 and January 9, 2009; and (b) the Other ANS Proposals described in the ANS Proxy Statement.
     1.4 Termination of Proxy Solicitation Efforts. From the date hereof through the completion of the Annual Meeting, neither ANS nor Meer, or any of their respective Affiliates shall, directly or indirectly, other than as contemplated by this Agreement and other than in a manner consistent with the recommendations of the Board, (i) solicit proxies or consents for the voting of any shares of Common Stock of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or become a “participant” in any “election contest” involving the Company or the Company’s securities (as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act ), (ii) seek to advise or influence any person with respect to the voting of any securities of the Company, other than in a manner consistent with the Board’s recommendation with respect thereto, (iii) initiate, propose or otherwise “solicit” Company shareholders for the approval of shareholder proposals, (iv) otherwise communicate with Company shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, or (v) otherwise engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at the Annual Meeting.

     1.5 No Proxy Voting. The ANS Parties shall not vote or cause to be voted any proxies that may have been received to date pursuant to the Contested Election.
     1.6 Notice to the SEC. The ANS Parties shall promptly notify the staff of the SEC in writing that it is terminating the Contested Election and the solicitation pursuant to the ANS Proxy Statement, and provide the Company with a copy of this communication.
     1.7 Annual Meeting Matters. The ANS Parties and their Affiliates and Associates shall not object to the election of Hastings as the Company’s director nominee at the Annual Meeting or make any public statement inconsistent with the provisions of this Agreement. The ANS Parties and their Affiliates and Associates shall, not later than the fifth business day prior to the Annual Meeting, vote all of the ANS Shares, as follows:
     (a) “FOR” the election of Hastings as a director;
     (b) “FOR” the proposal to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to repeal the “per capita” voting requirements of Article 12th and 14th thereof;
     (c) “FOR” the proposal to approve an amendment to the Restated Certificate to repeal Article 13th, the “super majority” voting provisions of the Restated Certificate;
     (d) “FOR” the proposal to approve the YEP Equity Financing Transaction;
     (e) “FOR” the proposal to approve an amendment and restatement of the Company’s 1998 Stock Option Plan to: (i) increase the authorized shares of Common Stock reserved for awards under the Plan to an aggregate of 5,205,000; (ii) authorize the Compensation Committee to award shares of restricted stock, annual awards of stock to non-employee directors and performance-based awards; and (iii) rename the Plan the “1998 Stock Incentive Plan;” and
     (f) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2009.
Once cast in the foregoing manner, the ANS Parties shall not, and shall cause their Affiliates and Associates not, to revoke or change any vote in connection with the Annual Meeting.
     1.8 Grant of Irrevocable Proxy. In order to effectuate the provisions of this Article I and in addition to and not in lieu of the provisions set forth in Section 1.7 above, each of the ANS Parties hereby constitutes and appoints Walter J. McCann and William H. Hastings, or either of them, as proxies, with full power to act without the other and with full power of substitution, to represent such ANS Party at the Annual Meeting, and at any adjournments or postponements thereof, and to vote the ANS Shares and all other shares of Common Stock which each such ANS Party is entitled to vote on all matters coming before the Annual Meeting, it being understood and agreed that the aforementioned proxies shall vote such shares in the manner set forth in Section 1.7 above and in accordance with the Board’s voting recommendation for any other proposal(s) properly submitted to shareholders at the Annual Meeting.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS
     2.1 Representations and Warranties of the ANS Parties. The ANS Parties jointly and severally represent and warrant to the Company that (a) they are the record and beneficial owners of the ANS Shares, as described in Recital A above, (b) they have all requisite power and authority to execute, deliver and perform this Agreement, (c) this Agreement constitutes a valid and binding obligation of the ANS Parties, enforceable in accordance with its terms and (d) no consent, approval, waiver, authorization or filing, which has not already been obtained or is otherwise contemplated by this Agreement, is necessary for the execution, delivery and performance by the ANS Parties of this Agreement.
     2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the ANS Parties that (a) it has all requisite power and authority to execute, deliver and perform this Agreement, (b) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, (iii) no consent, approval, waiver, authorization or filing, which has not already been obtained or is otherwise contemplated by this Agreement, is necessary for the execution, delivery and performance by the Company of this Agreement.
ARTICLE III
MUTUAL RELEASES
     3.1 Release by the ANS Parties. Each of the ANS Parties, on behalf of itself and its respective heirs, estates, agents, officers, directors, partners, trustees, beneficiaries, successors, predecessors, subsidiaries, principals and affiliates (the “ANS Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against the Company and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the ANS Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the ANS Releasors may have for the breach of any provisions of this Agreement.
     3.2 Release by the Company. The Company, on behalf of itself and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against, the ANS Parties and their respective successors, affiliates, subsidiaries, officers, directors, partners, trustees, beneficiaries, employees, agents, representatives, attorneys and any other advisors or consultants (the “ANS Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the ANS Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Company Releasors may have for the breach of any provisions of this Agreement.
     3.3 Releases Binding, Unconditional and Final. The parties hereby acknowledge and agree that the releases and covenants provided for in Sections 3.1 and 3.2 are binding, unconditional and final as of the date hereof.
ARTICLE IV
STANDSTILL
     4.1 Standstill. From and after the date of this Agreement through the first anniversary of the date of this Agreement, the ANS Parties and their respective agents, representatives, Affiliates, Associates and all other persons acting in concert with or under the control or direction of any of the ANS Parties shall not, directly or indirectly, in any manner without the prior consent of the Company:
          (a) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any person with respect to the voting of (or the execution of a written consent in respect of) the securities of the Company, or execute any written consent in lieu of a meeting of the holders of the securities of the Company or grant a proxy with respect to the voting of the securities of the Company to any person;
          (b) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of any securities of the Company;
          (c) deposit any securities of the Company in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;
          (d) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;
          (e) seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidate, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;
          (f) take any action, alone or in concert with any other person, advise, finance, assist or participate in or encourage any person to take any action which is prohibited to be taken by the ANS Parties or any of their Affiliates or Associates pursuant to this Agreement, or make any investment in or enter into any arrangement with, any other person that engages, or offers or proposes to engage in any of the foregoing;
          (g) disclose publicly or privately, in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;
          (h) commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; or
          (i) take any action challenging the validity or enforceability of any provisions of this Article IV.
ARTICLE V
NONDISPARAGEMENT; NO LITIGATION
     5.1 Nondisparagement by the ANS Parties. Each of the ANS Parties hereby covenants and agrees, from and after the date of this Agreement through the first anniversary of the date of this Agreement, not to:
          (a) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers, directors, employees, or any person who has served as an officer, director or employee of the Company; or
          (b) pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against the Company, its officers, directors or employees, excluding, however, any litigation, arbitration, suit, claim, or complaint filed solely to remedy a breach of this Agreement.
     5.2 Nondisparagement by the Company. The Company hereby covenants and agrees, from and after the date of this Agreement through the first anniversary of the date of this Agreement, not to:
          (a) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the ANS Parties or their respective officers, directors, employees, or any person who has served as an officer, director or employee of the ANS Parties; or
          (b) pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against the ANS Parties (or their respective officers, directors or employees), excluding, however, any litigation, arbitration, suit, claim, or complaint filed solely to remedy a breach of this Agreement.
     5.3 Exceptions. Notwithstanding Sections 5.1 and 5.2 of this Agreement, nothing contained herein shall limit the ability of any party to this Agreement to provide documents or information responsive to legal process or legal proceedings, or requests from any government or regulatory agency or authority in connection with any formal or informal inquiry, investigation or proceeding (a “Request”) where such legal process or proceeding has not been initiated by, or on behalf of, or at the suggestion of, a party to this Agreement or their agent or representative. If any party to this Agreement receives such a Request, it shall give prompt written notice, in accordance with Section 7.13 hereof, of such Request to the other parties to this Agreement.
ARTICLE VI
FEES AND EXPENSES
     6.1 Reimbursement of the Fees and Expenses of the ANS Parties. Within five business days after the submission of a written request therefor, together with any appropriate documentation substantiating the same reasonably requested by the Company, the Company shall reimburse the ANS Parties for their reasonable, documented out-of-pocket legal fees and expenses incurred in connection with (a) the Contested Election, (b) the preparation of the Section 220 Demand, the ANS Proxy Statement, and any other documents or filings related to the Contested Election, and (c) the preparation for and the solicitation of proxies for the Annual Meeting. In no event, however, shall the costs and expenses to be reimbursed by the Company pursuant to this Section 6.1 exceed $125,000.
     6.2 Other Expenses. Except as specified in Section 6.1 above, each party shall pay all expenses incurred by such party, including those related to the negotiation, preparation, execution, delivery, and performance of this Agreement.
ARTICLE VII
MISCELLANEOUS
     7.1 No Concession of Liability. This Agreement shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.
     7.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.
     7.3 Public Disclosures.
          (a) Immediately following the execution and delivery of this Agreement, the ANS Parties and the Company shall issue a joint press release, substantially in the form attached hereto as Exhibit A (the “Press Release”). None of the parties hereto will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any national securities exchange) that are inconsistent with, or otherwise contrary to, the statements contained in the Press Release.
          (b) The parties acknowledge and understand that the Company shall disclose this Agreement in a Current Report on Form 8-K filed with the SEC in the time period required by applicable law and file this Agreement as an exhibit to such Form 8-K.

     7.4 Waivers. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.
     7.5 Governing Law; Severability. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.
     7.6 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and/or such party’s agent and waives any objection to venue in any such Delaware court and a claim that any such Delaware court is an inconvenient forum.
     7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns or heirs and personal representatives.
     7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     7.9 Survival of Representations. All of the representations, warranties, covenants, and releases of the parties set forth in this Agreement will survive the execution and delivery of this Agreement.
     7.10 No Third Party Rights. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon; provided, however; that YEP shall be deemed to be an intended beneficiary of this Agreement and shall have the right to enforce its terms and provisions.
     7.11 Construction. This Agreement shall not be more strictly construed against one party than against any other merely because it was prepared by counsel for that party, it being recognized that, because of the arm’s length negotiations, all parties have materially and substantially contributed to the preparation, review and final terms of this Agreement.
     7.12 Specific Performance; Injunctive Relief. The parties to this Agreement agree that solely a remedy at law for breach of this Agreement is inadequate and that any party by whom this Agreement is enforceable shall be entitled to institute and prosecute proceedings, either at law or in equity, to seek specific performance of the terms and conditions of this Agreement, to obtain injunctive relief or to obtain any other appropriate relief or remedy. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or at law.
     7.13 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile on a business day, (b) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the ANS Parties:	ANS Investments LLC 50 Battery Place, Suite 7F New York, N.Y. 10280 Facsimile: (508) 629-0074 Attention: Jonah M. Meer, CEO

with a copy to:	Salisbury & Ryan LLP 1325 Avenue of the Americas, 7th Floor New York, NY 10019-6026 Facsimile: (212) 621-0321 Attention: Patrick P. Salisbury, Esq.

If to the Company:	Magellan Petroleum Corporation 10 Columbus Boulevard Hartford, CT 06106 Facsimile: (860) 293-2349 Attention: William H. Hastings, President/CEO

with a copy to:	Murtha Cullina LLP CityPlace I 185 Asylum Street, 29th Floor Hartford, CT 06103 Facsimile: (860) 240-6150 Attention: Edward B. Whittemore, Esq.
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above first written.

MAGELLAN PETROLEUM CORPORATION
By	/s/ William H. Hastings
William H. Hastings
President and Chief Executive Officer

ANS INVESTMENTS LLC
By:	/s/ Jonah M. Meer
Jonah M. Meer
Chief Executive Officer

/s/ Jonah M. Meer
Jonah M. Meer